Exhibit 9.1

VOTING TRUST AGREEMENT

This VOTING TRUST AGREEMENT (this “Agreement”), dated as of April 29, 2026, is by and between Clearway Energy Group LLC, a Delaware limited liability company (“CEG”), and Wilmington Trust, National Association, a national banking association (“WTNA”), as voting trustee hereunder (the “Trustee”).

WHEREAS, as of the date hereof, CEG holds (i) 21,841 shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), of Clearway Energy, Inc., a Delaware corporation (the “Company”), (ii) all 42,738,750 outstanding shares of Class B common stock, par value $0.01 per share, of the Company (the “Class B Common Stock”), and (iii) all 41,361,142 outstanding shares of Class D common stock, par value $0.01 per share, of the Company (the “Class D Common Stock”);

WHEREAS, on the date hereof, the Company intends to file a Second Amended and Restated Certificate of Incorporation of the Company (the “Amended Certificate”) with the Secretary of State of the State of Delaware (the “Secretary”), which will amend and restate the existing Amended and Restated Certificate of Incorporation of the Company in its entirety to, among other things, provide that (i) upon the filing of the Amended Certificate with the Secretary (the “Amended Certificate Filing”), each outstanding share of Class A Common Stock will become convertible into one share of Class C common stock, par value $0.01 per share, of the Company (the “Class C Common Stock” and, together with the Class A Common Stock, Class B Common Stock and Class D Common Stock, the “Common Stock”) and (ii) such conversion (the “Class A Conversion”) will occur automatically at 12:01 a.m., Eastern Time, on the second business day following the Amended Certificate Filing (the “Effective Time”);

WHEREAS, each share of Class A Common Stock and Class B Common Stock entitles the holder thereof to one vote with respect to each matter submitted to a vote of the Company’s stockholders generally, and each share of Class C Common Stock and Class D Common Stock entitles the holder thereof to 1/100th of one vote with respect to each matter submitted to a vote of the Company’s stockholders generally;

WHEREAS, as a result of the disparity in voting rights between the Class A Common Stock and the Class C Common Stock, the Class A Conversion would, in the absence of this Agreement, cause the total relative voting power of CEG to increase disproportionately to the total relative voting power of all other stockholders of the Company;

WHEREAS, in order to mitigate any such disproportionate increase in CEG’s total relative voting power in the Company that may result from the Class A Conversion, CEG desires to, at the Effective Time, deposit with the Trustee the Initial Deposited Shares (as defined below), and the Trustee is willing to hold, vote and dispose of the Initial Deposited Shares and any other Deposited Shares (as defined below) in accordance with the terms and conditions hereof; and

WHEREAS, the parties hereto acknowledge and agree that the purpose of this Agreement is to, among other things, facilitate the Company’s compliance with the voting rights requirements set forth in Section 313 of the New York Stock Exchange Listed Company Manual (the “NYSE Voting Rights Policy”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.            Certain Definitions. As used herein:

(a)            “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person, with “control” in such context meaning the ability to direct the management or policies of a Person through ownership of Voting Securities, pursuant to a written agreement or otherwise; provided, however, that for purposes of this Agreement, the Company shall not be deemed to be an Affiliate of CEG or any of its controlling Affiliates.

(b)            “Business Day” shall mean any day other than: (i) a Saturday or Sunday; or (ii) a day on which banking and savings and loan institutions in Wilmington, Delaware, New York, New York or the location of the Corporate Trust Office designated by the Trustee (if other than Wilmington, Delaware) or the city in which the designated office of the Trustee is located are required or authorized by law or regulatory authority to be closed for business.

(c)            “Bylaws” means the Fourth Amended and Restated Bylaws of the Company, as amended and restated from time to time.

(d)            “CEG Related Person” means (i) any Affiliate, subsidiary, director, officer, employee, agent or other representative of CEG or (ii) any Person whose ownership of Deposited Shares would result in CEG continuing to be deemed the “beneficial owner” (as such term is used in Rule 13d-3) of such Deposited Shares.

(e)            “Change of Control” means the occurrence of any of the following events after the Effective Time:

(i)            the acquisition of shares of the Company by any “person” or “group” (as such terms are used in Rule 13d-3) in a transaction or series of transactions that result in such person or group directly or indirectly becoming the “beneficial owner” (as such term is used in Rule 13d-3) of more than 50% of the total voting power of the outstanding Voting Securities of the Company;

(ii)           the consummation of a merger, consolidation or other business combination involving the Company, unless immediately following such transaction the holders of the outstanding Voting Securities of the Company immediately prior to such transaction continue to collectively own, directly or indirectly, more than 50% of the total voting power of the outstanding Voting Securities of the entity surviving such merger, consolidation or other business combination;

(iii)          the sale, lease, exchange or other transfer in a transaction or series of transactions of all or substantially all of the assets of the Company; or

(iv)          as the result of or in connection with any cash tender offer or exchange offer, merger, consolidation or other business combination, sale of assets or contested election of directors or any combination of the foregoing transactions (a “Transaction”), the persons who constituted a majority of the members of the Board of Directors of the Company (the “Board”) as of the Effective Time and persons whose election as members of the Board was approved by such members then still in office or whose election was previously so approved after the Effective Time, but before the event that constitutes a Change of Control, no longer constitute such a majority of the members of the Board then in office. A Transaction constituting a Change of Control shall only be deemed to have occurred upon the closing of such Transaction.

(f)            “Clearway LLC” means Clearway Energy LLC, a Delaware limited liability company.

(g)            “Corporate Trust Office” means the principal corporate trust office of the Trustee at which at any particular time its corporate trust business shall be administered, which office at the date hereof is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration – CEG Voting Trust.

(h)            “DGCL” means the General Corporation Law of the State of Delaware, as the same may be amended from time to time, or any successor statute thereto.

(i)            “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(j)            “Exchange Agreement” means that certain Third Amended and Restated Exchange Agreement, dated as of April 1, 2026, by and among the Company, Clearway LLC, CEG and the other Persons from time-to-time party thereto, as may be amended, restated, supplemented or replaced from time to time.

(k)            “Hypothetical Baseline Voting Power” means, with respect to any Specified Share Issuance, Specified Corporate Action, Specified Exchange or Post-Specified Exchange Disposition, the total voting power that CEG would have held with respect to the outstanding Voting Securities of the Company immediately following such Specified Share Issuance, Specified Corporate Action, Specified Exchange or Post-Specified Exchange Disposition, as applicable, assuming that (i) the Class A Conversion and the Amended Certificate Filing had not occurred, (ii) the creation of the Voting Trust and the deposit or retention of the Deposited Shares into the Voting Trust pursuant to this Agreement had not occurred, (iii) in the case of a Specified Exchange or a related Post-Specified Exchange Disposition, that CEG exchanged the Class B Units subject to the applicable Specified Exchange for shares of Class A Common Stock rather than shares of Class C Common Stock, and (iv) in the case of a Post-Specified Exchange Disposition, that CEG had disposed of shares of Class A Common Stock rather than shares of Class C Common Stock disposed in such Post-Specified Exchange Disposition (up to (but not exceeding), in the aggregate (and without duplication), the number of shares of Class A Common Stock assumed to have been received in exchange for Class B Units pursuant to the immediately preceding clause (iii) in respect of the related Specified Exchange). For the avoidance of doubt, the intent of the Hypothetical Baseline Voting Power is to define the total voting power that CEG generally would have held with respect to the outstanding Voting Securities of the Company in the absence of the Amended Certificate Filing, the Class A Conversion, this Agreement and the amendment and restatement of the Exchange Agreement on April 1, 2026.

(l)            “Non-Trust CEG Shares” means, as of any date of determination, any shares of Voting Securities owned by CEG that are not held in the Voting Trust pursuant to this Agreement.

(m)            “Non-Voting Securities” means, with respect to any Person as of any time, any shares of capital stock or other securities of such Person that at such time do not constitute Voting Securities of the Company.

(n)            “Person” means any individual, partnership, corporation, limited liability company, trust or other entity, including any governmental entity.

(o)            “Responsible Officer” means with respect to the Trustee, any officer assigned to and working in the Corporate Trust Office of the Trustee, including any senior vice president, vice president, assistant vice president, assistant treasurer, assistant secretary or any other trust officer working in the Corporate Trust Office of the Trustee customarily performing functions similar to those performed by any of the above designated officers, in each case, having direct responsibility for the administration of this Agreement, and also, with respect to a particular matter, any other officer of the Trustee to whom such matter is referred because of such officer’s actual knowledge of and familiarity with the particular subject.

(p)            “Rule 13d-3” means Rule 13d-3 promulgated under the Exchange Act.

(q)            “Secured Parties” has the meaning set forth in the Security Agreement.

(r)            “Security Agreement” means the Third Amended and Restated Pledge and Security Agreement, to be dated on or around the date hereof, by and among CEG, the Trustee and Natixis, New York Branch, as Administrative Agent, as amended, restated, supplemented, or otherwise modified from time to time.

(s)            “Transfer” means, as to any Deposited Share, to sell, or in any other way transfer, assign, distribute, encumber, pledge, mortgage or otherwise dispose of, and “Transferred” means the condition of a Transfer having occurred; provided, that no transfer of any direct or indirect ownership or other equity or participation interest in CEG or any of its direct or indirect equityholders or any fund, managed account, side-by-side vehicle or other investment vehicle or product advised, managed or controlled by any of the foregoing or any of their respective Affiliates, or any agreement or commitment to do the foregoing, shall be deemed a “Transfer” for the purposes of this Agreement.

(t)            “Voting Securities” means, with respect to any Person as of any time, any shares of capital stock or other securities of such Person that is at such time entitled to vote generally in the election of directors, managers or trustees of such Person or on other matters submitted to a vote of the stockholders, members, partners or other owners of such Person (including, with respect to the Company, shares of Common Stock), or any other securities convertible, exchangeable or exercisable into such shares or securities.

(u)            “Written Direction” means written direction to the Trustee from CEG or the Company in the form of Exhibit B-3.

2.            Creation of Voting Trust.

(a)            Subject to the terms and conditions of this Agreement, a voting trust (the “Voting Trust”) is hereby created and established as a Delaware common law trust under this Agreement for the purpose of meeting the requirements of Section 218(a) of the DGCL. The name of the Voting Trust, including for purposes of Section 9-503 of the Uniform Commercial Code as in effect in any applicable jurisdiction, is “Clearway Energy Group LLC Voting Trust”. In accordance with Section 218(a) of the DGCL, the parties hereto (i) shall deliver a copy of this Agreement to the principal place of business of the Company, including all counterparts as executed, all supplements and all amendments thereto and (ii) shall permit the inspection of the Agreement, as executed, supplemented and amended, to any stockholder of the Company, daily during business hours, upon at least five (5) Business Days’ prior request.

(b)            CEG hereby appoints WTNA as Trustee hereunder. The Trustee hereby accepts such appointment to act as Trustee under this Agreement as provided herein, and covenants and agrees to perform faithfully and diligently the covenants and agreements contained herein.

3.            Trust is Irrevocable. The Voting Trust shall be irrevocable by CEG and shall terminate only upon the termination of this Agreement in accordance with the provisions of Section 10 hereof. Except as otherwise provided herein, the Deposited Shares may not be withdrawn from the Voting Trust.

4.            Deposit of Deposited Shares.

(a)            At the Effective Time, CEG shall deposit with, and assign and transfer to, the Trustee, and the Trustee shall accept in trust, 41,678,637 shares of Class B Common Stock (the “Initial Deposited Shares”). The Initial Deposited Shares, together with any other Voting Securities of the Company deposited into the Voting Trust or otherwise required to be retained by the Trustee in the Voting Trust pursuant to any other provision of this Agreement, are referred to herein as the “Deposited Shares”, and shall be held by the Trustee in the Voting Trust in accordance with the terms of this Agreement. The Trustee shall hold the Deposited Shares in the Voting Trust for the benefit of CEG.

(b)            CEG shall take all actions necessary, and shall deliver all such instructions, instruments and documents as may be required, to cause all Deposited Shares to be promptly registered in book-entry form in the name of the Trustee (or its nominee) on the stockholder register of the Company. Such registration shall include a legend or other notation to the effect that such Deposited Shares (i) are held by the Trustee in the Voting Trust for the benefit of CEG and (ii) are subject to this Agreement and may not be Transferred by the Trustee or CEG, except in compliance with the terms set forth herein. Each of CEG and the Trustee shall use its reasonable best efforts to cooperate with the other party and with the Company to ensure that the Company and its transfer agent promptly effect such registration and notation. In furtherance of the foregoing, all Deposited Shares shall be registered in the name “Wilmington Trust, National Association, not in its individual capacity but solely as Trustee.” Under no circumstances shall any Deposited Shares be registered in the name of WTNA in its individual capacity.

5.            Legal Title. During the term of this Agreement, the Trustee shall have the legal title to the Deposited Shares, solely as a trustee/nominee for the exclusive benefit of CEG as beneficial owner of the Deposited Shares, and be entitled to exercise, in person or by its nominee or proxy, all rights and powers in respect to any or all such Deposited Shares (in each case, subject to the Amended Certificate, the Bylaws, this Agreement and applicable law), including, without limitation, the right and power (i) to vote thereon and to take part in or consent to any corporate or stockholders’ action of any kind whatsoever, whether ordinary or extraordinary, in accordance with all of the terms and conditions set forth in this Agreement, (ii) if so directed in writing by CEG, to waive any notice of any regular or special meeting of stockholders of the Company or any other notices due in respect of the Deposited Shares, (iii) if so directed in writing by CEG, to pledge as collateral all Deposited Shares in accordance with the terms and conditions set forth in this Agreement and (iv) to exercise all other voting rights and powers pertaining to ownership of the Deposited Shares. The right to vote shall include the right to vote for the election or removal of directors of the Company and in favor of or against any resolution or proposed action of any character whatsoever, which may be presented at any meeting or require the consent of stockholders of the Company, including, but not limited to, any proposed Change of Control. It is expressly understood and agreed that CEG shall not have any right, either under this Agreement or under any other agreement, express or implied, or otherwise, to vote the Deposited Shares or to take part in or consent to any corporate action of the Company, in each case solely with respect to the Deposited Shares. Except as provided in Section 11 hereof, the Trustee shall have no authority to Transfer or otherwise dispose of, convey any interest in or encumber any Deposited Shares. During the term hereof, CEG shall not have legal title to any part of the Deposited Shares and, except pursuant to Section 11 hereof, shall not be entitled to Transfer any Deposited Shares. For the avoidance of doubt, the Trustee has no equitable, beneficial, reversionary, or contingent interest in the Deposited Shares, and no right to possess, use, encumber, pledge, or dispose of the Deposited Shares, except as expressly directed in writing by CEG or as otherwise set forth in this Agreement. As between the parties, all equitable and beneficial ownership of the Deposited Shares resides at all times in CEG. For the further avoidance of doubt, the Trustee’s creditors shall have recourse only to the Trustee’s own assets and not to the Deposited Shares; the Deposited Shares shall not be subject to attachment, levy, execution, or other process for the Trustee’s debts. The Trustee hereby subordinates any security interest, lien or other encumbrance against the Deposited Shares to the Secured Parties’ security interest and agrees not to exercise any right of recoupment, setoff or debit against the Deposited Shares.

6.            Proportionate Voting.

(a)            On any matter presented to the holders of the Voting Securities of the Company for a vote, including, without limitation, the election or removal of directors and any corporate action, whether ordinary or extraordinary (including any proposed Change of Control), the Trustee shall (i) in the case of a matter presented at any regular or special meeting of stockholders, be present, represented by proxy, at such meeting so that all Deposited Shares may be counted for purposes of determining the presence of a quorum at such meeting and (ii) vote the Deposited Shares in the same proportion as the votes cast by all holders of Voting Securities of the Company entitled to vote thereon (including, for the avoidance of doubt, CEG with respect to any Non-Trust CEG Shares), and the Trustee shall not exercise any voting discretion over the Deposited Shares. For purposes of this section, a “vote” shall include, with respect to the election of directors, a vote “for” and a vote to “withhold authority,” and with respect to any other matter, a vote “for”, “against” or “abstain.” For the avoidance of doubt, the Trustee shall not be required to attend any regular or special meeting of stockholders in person.

(b)            With respect to any action by written consent or consent solicitation in lieu of a meeting of stockholders, the Trustee shall execute and deliver to the Company a written consent with respect to the percentage of Deposited Shares in the same proportion as the consents received with respect to all outstanding Voting Securities of the Company (including, for the avoidance of doubt, any Non-Trust CEG Shares), and the Trustee shall not exercise any consent discretion over the Deposited Shares.

(c)            For each such vote referred to in Section 6(a) or written consent referred to in Section 6(b), the Trustee shall in good faith consult with the Company to confirm the proportional allocation of votes or consents (including votes or consents “for,” “against,” “withhold authority” and “abstain,” as applicable) to be cast or delivered with respect to the Deposited Shares, as close in time to the applicable vote or consent as is reasonably practicable. Notwithstanding anything in Section 6(a) or Section 6(b) to the contrary, the Trustee shall not be required to cast any vote or deliver any written consent with respect to the Deposited Shares until, following such consultation with the Company, the Company has provided the Trustee with a Written Direction setting forth the proportional allocation of votes or consents to be cast or delivered with respect to the Deposited Shares consistent with this Agreement. The Trustee (i) shall be entitled to conclusively rely on any such Written Direction from the Company that the Trustee reasonably and in good faith believes to be genuine and to have been signed by an authorized representative of the Company set forth on Exhibit B-2 attached hereto, as such exhibit may be updated from time to time (an “Authorized Representative of the Company”) and (ii) shall cast or deliver such votes or consents in accordance with such Written Direction.

(d)            Notwithstanding the foregoing, for any matter subject to a vote of, or an action by written consent or consent solicitation in lieu of a meeting of, the holders of the same class or series of Voting Securities as any Deposited Shares, voting separately as a class (and not together with one or more other classes or series of Voting Securities of the Company), the Trustee shall (x) vote (including a vote of “withhold” or “abstain” that may not constitute a “vote” under the applicable voting standard required to approve the matter or elect the director nominee) the Deposited Shares corresponding to such class or series of Voting Securities, and shall take all necessary and appropriate action in order to ensure that such Deposited Shares are voted, or (y) deliver consent or not deliver consent, as the case may be, to such action with respect to the Deposited Shares corresponding to such class or series of Voting Securities, in each case, as a whole, in accordance with the corresponding Written Direction of the Company.

7.            Dividends and Distributions.

(a)            Voting Securities. Upon the declaration by the Company of any dividend or distribution with respect to any Deposited Shares that is paid in Voting Securities of the Company (including as a result of any stock dividend, stock split or similar event), CEG agrees that such Voting Securities shall, upon receipt thereof, (i) be retained by the Trustee in the Voting Trust for the benefit of CEG on the same terms as the Initial Deposited Shares and (ii) constitute “Deposited Shares” subject to all of the terms, rights, restrictions and obligations set forth in this Agreement applicable to Deposited Shares.

(b)            Cash; Non-Voting Securities; Other Property. Upon the declaration by the Company of any dividend or distribution with respect to any Deposited Shares that is paid in cash, Non-Voting Securities or other property (other than Voting Securities), the Trustee shall take all reasonable actions, including instructing the Company and its transfer agent, to cause all such cash dividends, cash distributions, Non-Voting Securities or other property, as applicable, to be paid or delivered directly to CEG, in each case as if CEG itself held the Deposited Shares. CEG shall provide the Trustee with appropriate delivery instructions for such cash dividends, cash distributions, Non-Voting Securities or other property.

8.            Dissolution of the Company. In the event of the dissolution or liquidation of the Company during the term of this Agreement in such manner as to entitle any holder of Deposited Shares to liquidating dividends or distributions, (i) the Trustee shall take all reasonable actions, including instructing the Company, its transfer agent, the liquidator or any other Person responsible for administering such dissolution or liquidation, to cause all such liquidating dividends or distributions to be paid or delivered directly to CEG as if CEG itself held such Deposited Shares and (ii) this Agreement shall thereafter automatically terminate and the Voting Trust shall cease and come to an end. CEG shall provide the Trustee with appropriate delivery instructions for such liquidating dividends or distributions.

9.            Reorganization. If in the case of any merger, consolidation, reorganization or other business combination involving the Company, the Trustee receives (a) any Non-Voting Securities, cash or other property in exchange for any Deposited Shares, the Trustee shall take all reasonable actions, including instructing the Company and its transfer agent, to cause all such Non-Voting Securities, cash or other property, as applicable, to be paid or delivered directly to CEG, in each case as if CEG itself held the Deposited Shares; or (b) Voting Securities in exchange for the Deposited Shares, CEG agrees that such Voting Securities shall, upon receipt thereof, (i) be retained by the Trustee in the Voting Trust for the benefit of CEG on the same terms as the Initial Deposited Shares and (ii) constitute “Deposited Shares” subject to all of the terms, rights, restrictions and obligations set forth in this Agreement applicable to Deposited Shares; provided, however, that if such merger, consolidation, reorganization or business combination constitutes a Change of Control, then this Agreement shall terminate (and the Voting Trust shall cease and terminate) in accordance with Section 10(a)(i) and the Trustee shall take all reasonable actions, including instructing the Company and its transfer agent, to cause all such Voting Securities to be delivered directly to CEG as if CEG itself held the Deposited Shares; provided, further, that the foregoing clause (b) shall not limit Section 12. CEG shall provide the Trustee with appropriate delivery instructions for such Non-Voting Securities, cash or other property.

10.           Term; Termination.

(a)            This Agreement shall automatically terminate (and the Voting Trust shall cease and come to an end) upon the earliest of:

(i)            a Change of Control;

(ii)           the dissolution or liquidation of the Company in accordance with Section 8;

(iii)          a Transfer of Deposited Shares in accordance with Section 11 (other than Section 11(a)(i)(y) and Section 11(a)(ii)), in which case this Agreement shall terminate (and the Voting Trust shall cease and come to an end) only with respect to the Deposited Shares so Transferred; or

(iv)          the time at which no Deposited Shares remain in the Voting Trust.

(b)            CEG (or an Authorized Representative of CEG (as defined below)) shall provide the Trustee with written notice of the occurrence of any termination event described in Section 10(a)(i) through Section 10(a)(iv). Upon termination of this Agreement and the Voting Trust (in whole or in part), the Trustee (i) shall take all actions necessary, and shall deliver all such instructions, instruments and documents as may be required, to cause any Deposited Shares remaining in the Voting Trust as of the effective time of such termination (or, in the case of a partial termination pursuant to Section 10(a)(iii), any Deposited Shares that are Transferred in accordance with Section 11 (other than Section 11(a)(ii))) to be promptly registered in book-entry form in the name of CEG (or its nominee) on the stockholder register of the Company, free and clear of any legend or other notation referencing the Voting Trust or this Agreement, and (ii) shall use its reasonable best efforts to cooperate with CEG and the Company to ensure the prompt removal of any such legend or other notation from the records of the Company and its transfer agent. CEG shall provide the Trustee with appropriate registration instructions necessary for the Trustee to carry out its obligations under this Section 10(b).

11.           Transfers of Deposited Shares.

(a)            Notwithstanding anything to the contrary set forth in this Agreement, and subject to Section 11(c) and any other restrictions on transfer applicable to the Deposited Shares contained in the Amended Certificate, the Bylaws, or under applicable securities laws or otherwise, CEG shall have the right to cause the Trustee to Transfer Deposited Shares, for the benefit of CEG, if any of the following conditions are satisfied:

(i)            such Deposited Shares are being Transferred (x) in a bona fide transaction to any Person that is not a CEG Related Person, (y) as collateral securing a bona fide debt financing of CEG or any of its Affiliates (a “Permitted Financing Transfer”) or (z) pursuant to any foreclosure or other process as a result of which any lender or agent in respect of any Permitted Financing Transfer takes or Transfers title to or otherwise acquires (or effects the Transfer of) ownership of, directly or indirectly, any Deposited Shares pledged pursuant to a Permitted Financing Transfer, including through a bankruptcy or other operation of law;

(ii)           such Deposited Shares are being Transferred to a CEG Related Person; provided, however, that (x) such Deposited Shares (A) shall be retained by the Trustee in the Voting Trust for the benefit of such CEG Related Person and (B) shall continue to constitute “Deposited Shares” subject to all of the terms, rights, restrictions and obligations set forth in this Agreement applicable to Deposited Shares, (y) such CEG Related Person shall, as a condition to such Transfer, execute and deliver to the Trustee a counterpart of this Agreement or a joinder or other written instrument in form and substance reasonably satisfactory to the Trustee pursuant to which such CEG Related Person agrees to be bound by all of the terms, rights, restrictions and obligations set forth in this Agreement as though it had been originally a party to this Agreement as a beneficiary of such Deposited Shares and (z) all other actions necessary to effectuate the substitution of such CEG Related Person for CEG as the beneficiary of such Deposited Shares under this Agreement and the Voting Trust shall have been taken;

(iii)          in the case of a tender offer made to all holders of the same class or series of securities as any Deposited Shares, CEG elects to tender any or all of such Deposited Shares in accordance with the terms of such tender offer;

(iv)          in the case of an exchange offer made to all holders of the same class or series of securities as any Deposited Shares, CEG elects to tender any or all of such Deposited Shares in accordance with the terms of such exchange offer (provided, that any Voting Securities of the Company received in such exchange offer as consideration for such tendered Deposited Shares shall, upon receipt thereof, (x) be retained by the Trustee in the Voting Trust for the benefit of CEG on the same terms as the Initial Deposited Shares and (y) constitute “Deposited Shares” subject to all of the terms, rights, restrictions and obligations set forth in this Agreement applicable to Deposited Shares);

(v)           CEG delivers to the Company and Clearway LLC an Election of Exchange (as defined in the Exchange Agreement) exercising its right, pursuant to the Exchange Agreement, to surrender Class B units of Clearway LLC (“Class B Units”) to Clearway LLC in exchange for the delivery to CEG of shares of Class C Common Stock (such exchange, a “Specified Exchange”), in which case, (x) simultaneously with the surrender by CEG of such Class B Units, the Trustee shall Transfer to the Company a number of Deposited Shares equal to the number of Class B Units so surrendered, (y) such Deposited Shares shall be subsequently cancelled in accordance with the terms of the Exchange Agreement and (z) the Trustee shall take all reasonable actions, including instructing the Company and its transfer agent, to cause all shares of Class C Common Stock issued in such Specified Exchange to be paid or delivered directly to CEG, in each case as if CEG itself held the Deposited Shares;

(vi)          in the case of any other acquisition of Deposited Shares by the Company or Clearway LLC; or

(vii)         in connection with any Deposited Share Release pursuant to Section 12.

(b)            If any of the conditions set forth in Section 11(a) are satisfied, CEG may provide a Written Direction and notice in the form attached hereto as Exhibit A (the “Transfer Notice”) to the Trustee certifying the applicable condition(s) to Transfer that have been satisfied and directing it to Transfer the Deposited Shares, in each case in accordance with the written instructions of CEG contained in the Transfer Notice. The Transfer Notice shall be determinative as to all matters of fact, including whether any of the conditions to Transfer set forth in Section 11(a) are satisfied, and the Trustee shall be entitled to conclusively rely without investigation on the Transfer Notice and any other written notice, document, instruction or request delivered by CEG with respect to such Transfer that the Trustee reasonably and in good faith believes to be genuine and to have been signed by an authorized representative of CEG set forth on Exhibit B-1 attached hereto, as such exhibit may be updated from time to time (an “Authorized Representative of CEG”). Upon the delivery of a Transfer Notice, the Trustee shall take all actions necessary, and shall deliver all such instructions, instruments and documents as may be required, to promptly (but in no event later than two (2) Business Days following delivery of the Transfer Notice) cause such Transfer of such Deposited Shares in accordance with the written instructions contained in the Transfer Notice and to promptly transfer legal title to such Deposited Shares to the transferee, including, if applicable, by causing such Deposited Shares to be registered in book-entry form in the name of the transferee on the stockholder register of the Company, in each case (other than with respect to a Transfer effected pursuant to Section 11(a)(ii)), free and clear of any legend or other notation referencing the Voting Trust or this Agreement. CEG shall provide the Trustee with appropriate registration instructions for the Transfer of any Deposited Shares. Upon completion of any Transfer of Deposited Shares permitted by this Section 11:

(i)            except as expressly contemplated by the proviso in Section 11(a)(iv) and Section 11(a)(v)(y), the Trustee shall pay promptly the net proceeds from such Transfer to CEG;

(ii)           the Trustee shall promptly notify the Company of such Transfer, if not previously notified; and

(iii)          except as set forth in Section 11(a)(ii) or for a Permitted Financing Transfer where the beneficiary of the relevant collateral does not have the right to exercise the voting rights of the Deposited Shares subject thereto, (x) the Trustee shall immediately refrain from exercising any voting rights with respect to such Deposited Shares and (y) such Deposited Shares shall no longer constitute “Deposited Shares” or be subject to any of the terms, rights, restrictions or obligations set forth in this Agreement applicable to Deposited Shares.

(c)            Notwithstanding anything to the contrary set forth in this Agreement, and subject to any other restrictions on transfer applicable to the Deposited Shares contained in the Amended Certificate, the Bylaws, or under applicable securities laws or otherwise, CEG shall not Transfer any Deposited Shares to any Person to the extent (but solely to the extent) that such Transfer, together with any other Transfers of Voting Securities of the Company by CEG or any CEG Related Person to such Person (but disregarding any other acquisitions of Voting Securities of the Company by such Person) in the same or a related series of transactions, would result in such Person (and any “group,” as that term is used in Rule 13d-3, of which such Person is then a party) being Transferred in such transaction(s) by CEG (including after giving effect to this Section 11) 90% or more of the total voting power of the outstanding Voting Securities of the Company (such number of Voting Securities that would otherwise be so Transferred by CEG equal to the number of Voting Securities representing 90% or more of the total voting power of the outstanding Voting Securities of the Company, the “Excess Voting Securities”) that would permit such Person to effect a merger pursuant to Section 253 of the DGCL; provided, however, that the foregoing restriction on Transfers of Deposited Shares by CEG shall not apply if the applicable transferee either (a) agrees to enter into an agreement substantially on the same terms and conditions as set forth herein with respect to the Excess Voting Securities (substituting the transferee for CEG in respect of such Excess Voting Securities) or (b) otherwise agrees with the Company to not cause a merger of the Company pursuant to Section 253 of the DGCL using and in reliance on the Excess Voting Securities. Any Transfer or attempted Transfer of Deposited Shares in violation of this paragraph (c) shall be void ab initio.

(d)            Notwithstanding anything to the contrary set forth in this Agreement, in connection with any Transfer of Deposited Shares permitted by Section 11 that would otherwise be free and clear of any legend or other notation referencing the Voting Trust, CEG may elect, in its sole and absolute discretion, by prior written notice to the Trustee and the Company, to instead Transfer such Deposited Shares subject to the Voting Trust, in which case, the Trustee and the transferee shall enter into an agreement on substantially the same terms and conditions as set forth herein with respect to such Deposited Shares (substituting the transferee for CEG in respect of such Deposited Shares).

12.            Share Issuances; Deposited Share Release.

(a)            In the event the Company issues one or more shares of Class C Common Stock (other than to CEG or a CEG Related Person) following the Effective Time (each such issuance, a “Specified Share Issuance”), CEG may provide a written notice to the Trustee in the form attached hereto as Exhibit C (each such notice, an “SSI Release Notice”) that (i) advises the Trustee of such Specified Share Issuance and the number of shares of Class C Common Stock issued in such Specified Share Issuance, (ii) directs the Trustee to effect an SSI Deposited Share Release (as defined below) in accordance with this Section 12(a) and (iii) sets forth the calculation of the number of Deposited Shares to be released in accordance with this Section 12(a). The Trustee shall, as soon as reasonably practicable following receipt of an SSI Release Notice, cause Deposited Shares to be released from the Voting Trust to CEG (each such release, an “SSI Deposited Share Release”) in an amount calculated by CEG pursuant to the formula set forth in Exhibit D attached hereto, which calculation is intended to (and shall be updated as necessary to) cause the total voting power that CEG holds with respect to the outstanding Voting Securities of the Company as of immediately following such Specified Share Issuance and SSI Deposited Share Release to equal the Hypothetical Baseline Voting Power.

(b)            In the event that, following the Effective Time, the Company issues one or more shares of Voting Securities (other than Class C Common Stock) (other than to CEG or a CEG Related Person), or takes any other corporate action affecting the total voting power of CEG relative to the other stockholders of the Company (each such issuance or corporate action, a “Specified Corporate Action”), CEG may provide a written notice to the Trustee in the form attached hereto as Exhibit C (each such notice, an “SCA Release Notice”) that (i) advises the Trustee of such Specified Corporate Action, (ii) directs the Trustee to effect an SCA Deposited Share Release (as defined below) in accordance with this Section 12(b) and (iii) sets forth the calculation of the number of Deposited Shares to be released in accordance with this Section 12(b). The Trustee shall, as soon as reasonably practicable following receipt of an SCA Release Notice, cause Deposited Shares to be released from the Voting Trust to CEG (each such release, an “SCA Deposited Share Release”) in an amount calculated by CEG that would cause the total voting power that CEG holds with respect to the outstanding Voting Securities of the Company as of immediately following such Specified Corporate Action and SCA Deposited Share Release to equal the Hypothetical Baseline Voting Power.

(c)            In the event that, following the Effective Time, CEG effects a Specified Exchange, CEG may provide a written notice to the Trustee in the form attached hereto as Exhibit C (each such notice, a “Specified Exchange Release Notice”, and together with an SSI Release Notice and SCA Release Notice, each a “Deposited Share Release Notice”) that (i) advises the Trustee of such Specified Exchange, (ii) directs the Trustee to effect a Specified Exchange Deposited Share Release (as defined below) in accordance with this Section 12(c) and (iii) sets forth the calculation of the number of Deposited Shares to be released in accordance with this Section 12(c). The Trustee shall, as soon as reasonably practicable following receipt of a Specified Exchange Release Notice, cause Deposited Shares to be released from the Voting Trust to CEG (each such release, a “Specified Exchange Deposited Share Release”, and together with an SSI Deposited Share Release and SCA Deposited Share Release, each a “Deposited Share Release”) in an amount calculated by CEG that would cause the total voting power that CEG holds with respect to the outstanding Voting Securities of the Company as of immediately following such Specified Exchange and Specified Exchange Deposited Share Release to equal the Hypothetical Baseline Voting Power.

(d)            If (i) as a result of any Specified Exchange, the total voting power that CEG holds with respect to the outstanding Voting Securities of the Company as of immediately following such Specified Exchange exceeds the Hypothetical Baseline Voting Power as a result of the cancellation of Deposited Shares in connection with such Specified Exchange or (ii) following any Specified Exchange Deposited Share Release, CEG sells, transfers or otherwise disposes of (in each case, other than to an Affiliate of CEG or as collateral securing a bona fide debt financing of CEG or any of its Affiliates (any such transfer or disposition, a “Permitted Transfer”)) one or more shares of Class C Common Stock (each such sale, transfer or disposition, a “Post-Specified Exchange Disposition”), then, in either case, immediately following such Specified Exchange or Post-Specified Exchange Disposition, as applicable, CEG shall cause a number of shares of Class B Common Stock (as determined in accordance with this Section 12(d)) (such shares, the “Post-Specified Exchange Redeposit Shares”) to be deposited with, and assigned and transferred to, the Trustee, and the Trustee shall accept in trust such Post-Specified Exchange Redeposit Shares, and such Post-Specified Exchange Redeposit Shares shall thereupon constitute “Deposited Shares” subject to all of the terms, rights, restrictions and obligations set forth in this Agreement applicable to Deposited Shares (each such deposit, a “Post-Specified Exchange Redeposit”). The number of Post-Specified Exchange Redeposit Shares to be deposited pursuant to a Post-Specified Exchange Redeposit shall equal an amount calculated by CEG that would cause the total voting power that CEG holds with respect to the outstanding Voting Securities of the Company as of immediately following such Post-Specified Exchange Redeposit to equal the Hypothetical Baseline Voting Power. Notwithstanding anything to the contrary in this Section 12(d), if, following a Permitted Transfer, any shares of Class C Common Stock included in such Permitted Transfer are sold, transferred or otherwise disposed of to any Person other than pursuant to a Permitted Transfer, CEG shall (to the extent applicable) make a Post-Specified Exchange Redeposit in accordance with this Section 12(d) as if such shares of Class C Common Stock were sold, transferred or disposed of in a Post-Specified Exchange Disposition.

(e)            The Deposited Share Release Notice shall be determinative as to all matters of fact, including with respect to the number of shares of Class C Common Stock or other Voting Securities issued in any Specified Share Issuance or Specified Corporate Action, as applicable, and the calculation of the number of Deposited Shares to be released, and the Trustee shall be entitled to conclusively rely without investigation on the Deposited Share Release Notice and any other written notice, document, instruction or request delivered by CEG with respect to such Deposited Share Release that the Trustee reasonably and in good faith believes to be genuine and to have been signed by an Authorized Representative of CEG. The Trustee shall take all actions necessary, and shall deliver all such instructions, instruments and documents as may be required, to effect any such Deposited Share Release in accordance with the Deposited Share Release Notice and this Section 12 and to promptly transfer legal title to such Deposited Shares to CEG, including, if applicable, by causing such Deposited Shares to be registered in book-entry form in the name of CEG (or its nominee) on the stockholder register of the Company, in each case, free and clear of any legend or other notation referencing the Voting Trust or this Agreement. CEG shall provide the Trustee with appropriate registration instructions necessary for the Trustee to carry out its obligations under the preceding sentence. For the avoidance of doubt, the Trustee shall have no duty or obligation to make any calculations in connection with a Deposited Share Release.

(f)            Upon completion of any Deposited Share Release, any Deposited Shares so released from the Voting Trust shall no longer constitute “Deposited Shares” or be subject to any of the terms, rights, restrictions or obligations set forth in this Agreement applicable to Deposited Shares.

13.            Subscription Rights. In the event any securities of the Company are offered for subscription to the Trustee in its capacity as holder of Deposited Shares, through options, rights or otherwise, the Trustee shall, as soon as reasonably practicable following its receipt of notice of such offer, deliver a copy thereof to CEG. If the subscription offer consists of Non-Voting Securities of the Company, then CEG shall be entitled to subscribe to such offer directly. If the subscription offer consists of Voting Securities of the Company, then (and without limiting Section 12) (i) upon receipt by the Trustee, on or before the last day fixed by the Company for subscription and payment, of a written request from CEG to subscribe for such securities on its behalf, accompanied by the sum of money required to pay for such securities, the Trustee shall make such subscription and payment subject to the terms and conditions of the subscription offer and (ii) all such Voting Securities issued by the Company in connection with such subscription shall, upon receipt thereof, (x) be retained by the Trustee in the Voting Trust for the benefit of CEG on the same terms as the Initial Deposited Shares and (y) constitute “Deposited Shares” subject to all of the terms, rights, restrictions and obligations set forth in this Agreement applicable to Deposited Shares.

14.            Equitable Adjustments. The number and type of Deposited Shares, and the formulas set forth in this Agreement and the Exhibits attached hereto, shall be adjusted accordingly to preserve the intent of this Agreement in the event of any (i) subdivision (by any stock split, stock dividend, stock distribution, reclassification, reorganization, recapitalization or otherwise) or (ii) combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of any class or series of Voting Securities of the Company. CEG shall monitor whether any such adjustments to the number or type of Deposited Shares or the formulas set forth in this Agreement may be required and, in the event CEG determines that any such adjustment is necessary, CEG shall notify the Trustee of the required adjustment and, subject to Section 29 and Section 35, provide an amendment to this Agreement addressing any such change.

15.            Compensation of the Trustee. CEG agrees to pay to the Trustee the fees set forth on Exhibit E attached hereto as compensation for all services rendered by the Trustee under this Agreement. The Trustee shall have the right to incur and pay such reasonable expenses and charges and to employ and pay such agents, attorneys and counsel as it may deem necessary and proper in connection with the performance of the services under this Agreement; provided that, without the prior written approval of CEG, the Trustee shall not incur expenses and charges in excess of $50,000 in the aggregate. CEG shall reimburse any such reasonable, documented expenses or charges incurred by and due to the Trustee, except any expense or charge as may be attributable to the Trustee’s gross negligence or willful misconduct. The provisions of this Section 15 shall survive the termination of this Agreement and the resignation or removal of the Trustee.

16.            Resignation; Removal; Successor Trustee.

(a)            The Trustee (and any Successor Trustee (as defined below)) may at any time resign by notifying CEG in writing of such resignation, which shall take effect 30 days thereafter or upon the earlier acceptance thereof by CEG; provided, that no such resignation shall become effective until a Successor Trustee has been appointed and has accepted such appointment in accordance with this Section 16. CEG may also, at any time upon (i) 30 days’ prior written notice or (ii) the liquidation, dissolution, winding-up, suspension or incapacity of the Trustee, cause the removal and replacement of the Trustee; provided, that no such removal or replacement shall become effective until a Successor Trustee has been appointed and has accepted such appointment in accordance with this Section 16.

(b)            Subject to Section 16(d), upon the resignation, removal, replacement, liquidation, dissolution, winding-up, suspension, incapacity or disqualification (as described below) of any Trustee, CEG shall promptly appoint a successor Trustee at a firm nationally recognized for providing trustee services (a “Successor Trustee”). If no Successor Trustee shall have been appointed and shall have accepted such appointment within 30 days of such resignation, removal, replacement, liquidation, dissolution, winding-up, suspension or incapacity, the Trustee to resign or to be removed or replaced may, at the expense of CEG, petition any court of competent jurisdiction for the appointment of a Successor Trustee.

(c)            If the Trustee: (i) files or has filed against it a petition under any bankruptcy or insolvency law; (ii) makes a general assignment for the benefit of creditors; (iii) has a receiver, interim trustee, or similar officer appointed for substantially all of its assets; or (iv) admits in writing an inability to pay its debts as they become due (each, a “Trustee Insolvency Event”), then, effective immediately upon the occurrence of such Trustee Insolvency Event and without the requirement for any further act by the Trustee or CEG: (A) the Trustee’s fiduciary office shall terminate; and (B) legal title to the Deposited Shares as trust property shall automatically vest in a Successor Trustee, subject only to CEG’s equitable ownership and free of any claim of the Trustee’s estate or creditors, to the fullest extent permitted by 11 U.S.C. § 541(d) and applicable law. The parties intend that, for all purposes under 11 U.S.C. § 541(d) and similar state and/or federal law, the Trustee holds only bare legal title to the Deposited Shares, and the Trustee’s bankruptcy estate shall acquire no equitable interest therein. Without limiting the foregoing, if any court of competent jurisdiction determines that the Trustee’s estate acquired any interest in the Deposited Shares, such interest shall be held in constructive trust for a Successor Trustee and promptly conveyed to the Successor Trustee. Upon any Trustee Insolvency Event, to the extent necessary, the Trustee shall promptly execute and deliver all instruments reasonably requested by a Successor Trustee or CEG, as applicable, to evidence, perfect, or record vesting of legal title to the Deposited Shares in the Successor Trustee, including deeds, assignments, and UCC filings. To ensure effectiveness if the Trustee fails or is unable to act, the Trustee hereby grants CEG an irrevocable power of attorney, coupled-with-an-interest, to execute, acknowledge, and deliver, in the name and stead of the Trustee, any instrument necessary to effect or evidence such transfer or perfection of the Deposited Shares.

(d)            No Person shall be appointed as a Successor Trustee if such Person is CEG or a CEG Related Person. In addition, any Person shall be disqualified from serving as a Trustee effective immediately upon the occurrence of any event causing such Trustee to be a CEG Related Person. Upon the disqualification of the Trustee or any Successor Trustee, such Trustee shall immediately cease to be a Trustee.

(e)            Any Successor Trustee appointed as herein provided shall indicate its acceptance of such appointment by signing a counterpart of this Agreement and upon the filing by the Trustee of such counterpart at the principal business office of the Company, such successor shall be vested with all the rights, powers, duties and immunities herein conferred upon the Trustee as though such successor had been originally a party to this Agreement as a Trustee.

17.            Liability and Indemnification of the Trustee.

(a)            The Trustee shall not be liable for any act or omission as Trustee hereunder taken or omitted in good faith and without gross negligence or willful misconduct, including acting upon any signature, instrument, notice, resolution, request, consent, order or certificate or other written documentation reasonably and in good faith believed by the Trustee to be genuine and signed by the proper party or parties thereto. The Trustee shall not be responsible for any act or omission by any predecessor or successor Trustee.

(b)            CEG shall indemnify, defend and hold harmless the Trustee and its Affiliates and their respective directors, officers, employees and agents (collectively, the “Indemnified Parties”) from and against all costs, charges, losses, liabilities, actions, suits, damages and expenses (including reasonable attorneys’ fees and attorneys’ fees and expenses incurred in connection with enforcement of its rights hereunder) and disbursements (collectively, “Losses”) incurred by the Indemnified Parties relating to or arising from (i) the administration of this Voting Trust in accordance with this Agreement, (ii) the exercise of any power conferred upon the Trustee by this Agreement or (iii) CEG’s failure to perform any of its obligations under this Agreement, in each case, except to the extent any such Losses arise out of or result from an Indemnified Party’s gross negligence or willful misconduct.

(c)            The provisions of this Section 17 shall survive the termination of this Agreement or the resignation, removal or replacement of the Trustee.

18.            Other Provisions Concerning Trustee.

(a)            Records. The Trustee shall cause proper records to be kept of the assets of the Voting Trust, all receipts and disbursements of the Voting Trust, and other records necessary and appropriate for the administration of the Voting Trust.

(b)            Communications with CEG. The Trustee shall promptly transmit all communications that it may receive in respect of Deposited Shares held in the Voting Trust to CEG.

(c)            CEG’s Right to Inspection. CEG may inspect the books and records of the Voting Trust for any proper purpose upon at least five (5) Business Days prior notice and at reasonable times during business hours.

(d)            The Trustee agrees to perform its duties under this Agreement for the benefit of CEG and in the best interests of the Voting Trust, but only upon the express terms of this Agreement or at the Written Direction of CEG or the Company. To the fullest extent permitted by law, neither the Trustee nor any of its officers, directors, employees, agents or Affiliates shall have any implied duties (including fiduciary duties) or liabilities otherwise existing at law or in equity with respect to the Voting Trust, which implied duties (including fiduciary duties) and liabilities are hereby eliminated. To the extent that the Trustee has any duties (including fiduciary duties) and liabilities at law or in equity, such duties and liabilities are hereby eliminated and replaced with the express duties and obligations set forth herein. For the avoidance of doubt, the Trustee shall not be required to cast any vote or deliver any written consent with respect to the Deposited Shares except in accordance with Section 6. Every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 18(d).

(e)            In connection with any action that the Trustee is authorized or required to take pursuant to this Agreement, the Trustee shall not be liable for anything done, suffered or omitted to be done in good faith by, or in accordance with the written opinion or the advice of, counsel, accountants or other skilled Persons obtained pursuant to the terms of this Agreement.

(f)            The Trustee shall not be liable for any error of judgment made in good faith (unless such error of judgment constitutes gross negligence or willful misconduct) made by any officer or employee of the Trustee.

(g)            No provision of this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder if the Trustee shall have reasonable grounds for believing that repayment of such funds or satisfactory indemnity against such risk or liability is not reasonably assured or provided to it.

(h)            The Trustee shall not be responsible for or in respect of the validity or sufficiency of this Agreement or for the form, character, genuineness, sufficiency, value or validity of the Deposited Shares, other than the signature of the Trustee on this Agreement and the Trustee shall in no event assume or incur any liability, duty or obligation to CEG other than as expressly provided for herein.

(i)            The Trustee shall (1) not be liable for any action, inaction, default or misconduct of CEG or any other Person with respect to the Voting Trust or the Deposited Shares, (2) have no duty to supervise CEG or any other Person not appointed by the Trustee and shall have no liability for the failure of CEG or any other Person to perform its obligations or duties under this Agreement or with respect to the Deposited Shares, and (3) have no obligation or liability to perform the obligations of CEG under this Agreement or the obligations of any other Person that are required to be performed by other Persons, including, without limitation, under this Agreement or with respect to the Deposited Shares.

(j)            Except as expressly provided herein, in accepting the trust hereby created the Trustee is acting solely as trustee hereunder and not in its individual capacity, and all Persons having any claim against the Trustee by reason of the transactions contemplated by this Agreement shall look only to the Voting Trust’s property for payment or satisfaction thereof, except, in the case of any claim made against the Trustee for any act or omission taken or omitted as Trustee hereunder, to the extent any such claim arises out of or results from the Trustee’s gross negligence or willful misconduct.

(k)            The Trustee shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or any Deposited Shares, or to institute, conduct or defend any litigation under this Agreement or with respect to any Deposited Shares, or otherwise in relation to this Agreement or any Deposited Shares, at the request, order or direction of CEG or any other Person unless CEG or such Person has offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that may be incurred by the Trustee in connection therewith. The right of the Trustee to perform any discretionary or permissive act enumerated in this Agreement or with respect to the Deposited Shares shall not be construed as a duty, and the Trustee shall not be answerable in the performance of any such act, other than for its gross negligence or willful misconduct.

(l)            The Trustee shall have no liability for any indirect, incidental, consequential, punitive or special damages (including, without limitation, lost profits) or acts or omissions of any nominee, correspondent, clearing agency or securities depository through which it holds the Voting Trust’s assets or securities of any form incurred by any Person, whether or not foreseeable and regardless of the form or type of action in which such claim may be brought, with respect to the Voting Trust, the Trustee’s performance under this Agreement or its role as Trustee or otherwise.

(m)            All funds deposited with the Trustee hereunder may be held in a non-interest-bearing trust account and the Trustee shall not be liable for any interest thereon.

(n)            The delivery of any reports, information or other documents to the Trustee hereunder and the existence of any publicly available information does not constitute notice and the Trustee shall not be deemed to have actual or constructive knowledge of any information contained therein or determinable from information contained therein unless and until the Trustee has received written notice thereof in accordance with this Agreement.

(o)            It shall be CEG’s duty and responsibility, and not the Trustee’s duty or responsibility, to cause the Voting Trust to comply with, respond to, defend, participate in or otherwise act in connection with any regulatory, administrative, governmental, investigative or other proceeding, obligation or inquiry relating in any way to the Voting Trust, its assets or this Agreement.

(p)            The Trustee shall not be required to provide, on its own behalf, any surety bond or other kind of security in connection with the execution of any of its trusts or powers under this Agreement or any other document or the performance of its duties hereunder.

(q)            The Trustee shall not have any responsibility for filing any financing statement, continuation statement or amendment, or to otherwise perfect or maintain the perfection of any security interest or lien granted by the Voting Trust hereunder or under any other agreement (provided, that, for the avoidance of doubt, the Trustee shall, upon CEG’s reasonable request, execute and deliver any such financing statement, continuation statement or amendment or other documents reasonably necessary to perfect or maintain the perfection of any such security interest or lien), preparing or filing any licensing, qualification to do business, Securities and Exchange Commission or other regulatory body or other filing for the Voting Trust, to record this Agreement, or to monitor or enforce the satisfaction of any regulatory requirements applicable to the Voting Trust or its assets.

(r)            The Trustee may conclusively rely upon the truth of statements made and correctness of any certificates, notices or direction furnished to the Trustee conforming to the requirements of this Agreement.

(s)            The Trustee shall not have any obligation or duty to supervise or monitor the performance of any other Person and shall have no liability for the failure of any other Person to perform its obligations or duties under this Agreement or otherwise.

(t)            The Trustee shall not be under any obligation to exercise any of the rights or powers under this Agreement, or to institute, conduct or defend any litigation under this Agreement, at the request, order or direction of CEG unless CEG has offered to the Trustee (as such and in its individual capacity) security or indemnity satisfactory to it in its sole discretion against the costs (including any costs incurred by the Trustee in the enforcement of such indemnity right), expenses and liabilities that may be incurred by it (as such and in its individual capacity) therein or thereby.

(u)            The Trustee shall not be deemed to have knowledge or notice of any fact or information unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of such fact or event is received by a Responsible Officer and such notice references that the fact or event has occurred.

(v)            In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder to the extent such failure or delay arises out of or is caused by, directly or indirectly, events, circumstances or forces beyond its control, including nationalization, expropriation, currency restrictions, the interruption, disruption or suspension of normal procedures and practices of any securities market, power, mechanical, communications or other technological failures or interruptions, computer viruses or the like, loss or malfunctions of utilities, communications or computer (software and hardware) services, fires, floods, earthquakes or other natural disasters, civil or military disturbance, acts of war or terrorism, riots, revolutions, acts of God, pandemics or epidemics, government-mandated closures, work stoppages, strikes, accidents, national disasters of any kind, nuclear or natural catastrophes, or other similar events or acts, errors by any other party hereto (including CEG) in its instructions to the Trustee, the failure or delay of any party hereto to fulfill its duties or obligations pursuant hereto, or changes in applicable law, regulations or orders (each, a “Force Majeure Event”); provided, however, that (i) the Trustee shall promptly notify CEG in writing of the occurrence of any Force Majeure Event that prevents or delays the Trustee’s performance of any of its obligations hereunder, (ii) the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to mitigate the effects of such Force Majeure Event and to resume performance of its obligations hereunder as soon as practicable under the circumstances and (iii) the Trustee’s obligations shall be suspended only for so long as the Force Majeure Event continues to prevent or delay the Trustee’s performance of such obligations. In the event a Force Majeure Event prevents or delays the Trustee’s performance of any of its obligations for a continuous period of more than sixty (60) days, CEG shall have the right, upon written notice to the Trustee, to cause the removal and replacement of the Trustee; provided, that no such removal or replacement shall become effective until a Successor Trustee has been appointed and has accepted such appointment in accordance with Section 16.

(w)            The Trustee shall have no duty to inquire into, investigate or take any action to determine whether any act (including any default, event of default or breach of representation or warranty) has in fact occurred, and shall have no duty to make any determination as to the materiality or effect of any fact, matter or event (including any default, event of default or breach of representation or warranty), which duty shall be the responsibility of CEG.

(x)            The Trustee shall be entitled to conclusively rely on, and shall incur no liability to anyone in acting in good faith upon, any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably and in good faith believed by it to be genuine and to have been signed by the proper party or parties. The Trustee need not investigate any fact or matter stated in any such document, including verifying the correctness of any numbers or calculations. The Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the method of determination of which is not specifically prescribed herein, the Trustee may for all purposes hereof rely on a certificate, signed by the president or any vice president or by the treasurer or other authorized officers of the relevant party, as to such fact or matter, and such certificate shall constitute full protection to the Trustee, for any action taken or omitted to be taken by it in good faith in reliance thereon.

(y)            Notwithstanding anything contained herein to the contrary, the Trustee shall not be required to take any action in any jurisdiction other than in the State of Delaware if the taking of such action will (1) require the consent or approval or authorization or order of or the giving of notice to, or the registration with or the taking of any other action by the Trustee in respect of any state or other governmental authority or agency of any jurisdiction other than Delaware, (2) result in any fee, tax or other governmental charge under the laws of any jurisdiction or any political subdivisions thereof in existence on the date hereof other than the State of Delaware becoming payable by the Trustee, or (3) subject the Trustee to personal jurisdiction in any jurisdiction other than the State of Delaware for causes of action arising from acts unrelated to the consummation of the transactions by the Trustee contemplated hereby. The Trustee shall be entitled to obtain advice of nationally recognized counsel (which reasonable and documented out-of-pocket fees of counsel shall be an expense of CEG) to determine whether any action required to be taken pursuant to this Agreement results in the consequences described in clauses (1), (2) and (3) of the preceding sentence. In the event that said counsel advises the Trustee that such action will result in such consequences, CEG shall appoint an additional trustee to proceed with such action.

(z)            Any direction to be provided to the Trustee by CEG with respect to the Deposited Shares shall be provided by CEG (or an Authorized Representative of CEG) in accordance with this Agreement. If the Deposited Shares are Transferred by CEG, the Trustee shall have no obligation to take direction from any other Person with respect to such Deposited Shares; provided, that, to the extent any such Deposited Shares have been Transferred to a CEG Related Person in accordance with Section 11(a)(ii), the Trustee shall take direction with respect to such Deposited Shares from such CEG Related Person (or its authorized representative) in accordance with this Agreement.

(aa)      If any conflict, disagreement or dispute arises between, among or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Agreement, or the Trustee is in doubt as to the action to be taken hereunder, the Trustee may, at its option, after sending written notice of the same to CEG, refuse to act until such time as it (a) receives a final non-appealable order of a court of competent jurisdiction directing delivery of the Deposited Shares or (b) receives a written instruction, executed by each of the parties involved in such disagreement or dispute, in a form reasonably acceptable to the Trustee, directing delivery of the Deposited Shares. The Trustee will be entitled to act on any such written instruction or final, non-appealable order of a court of competent jurisdiction without further question, inquiry or consent. The Trustee may file an interpleader action in a state or federal court, and upon the filing thereof, the Trustee will be relieved of all liability as to the Deposited Shares and will be entitled to recover reasonable and documented out-of-pocket attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action.

19.            Tax Matters. The Voting Trust shall be treated as either (i) a grantor trust under subpart E, part I of subchapter J of the Internal Revenue Code of 1986, as amended, or (ii) a custodial arrangement that is not an entity recognized for U.S. federal tax purposes, and the provisions of this Agreement shall be interpreted in a manner consistent with such treatment. The Trustee shall have no duty or obligation with respect to the classification of the Voting Trust for tax matters or for the preparation or filing of any tax or information returns with respect to the Voting Trust.

20.            Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement (including, as applicable, to cause the total voting power that CEG holds with respect to the outstanding Voting Securities of the Company to equal the Hypothetical Baseline Voting Power).

21.            Rounding of Shares. Unless otherwise expressly provided herein, any reference to a number of shares in this Agreement or any Exhibit attached hereto that would result in a fractional share shall be rounded to the nearest whole share (with one-half (0.5) rounded up).

22.            Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators and permitted successors and assigns.

23.            Assignment. Neither party may assign this Agreement without the prior written consent of the other party, except that (i) CEG may assign its rights and obligations with respect to any Deposited Shares Transferred to a CEG Related Person in accordance with Section 11(a)(ii) and (ii) the Trustee may assign its rights and obligations to a Successor Trustee in accordance with Section 16.

24.            Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire agreement, and supersedes all prior and contemporaneous agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

25.            Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

26.            Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

27.            Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Copies of executed counterparts transmitted by e-mail delivery of a “.pdf” format data file or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 27.

28.            Notices. Any notice, instruction or other communication that may be given under this Agreement shall be in writing and be deemed given when delivered by hand, by nationally recognized overnight courier or by e-mail or, if mailed, one day after mailing by registered or certified mail, return receipt requested, to the respective parties at the following addresses (or at such other address as any of them may by similar notice designate):

(a)            if to CEG, to:

Clearway Energy Group LLC

100 California Street, Suite 650
San Francisco, California 94111
Attention: General Counsel

E-mail: legal@clearwayenergy.com

with a copy (which shall not constitute notice) to:

Clearway Energy, Inc.

300 Carnegie Center, Suite 300
Princeton, New Jersey 08540
Attention: General Counsel

E-mail: OGC@clearwayenergy.com

(b)            if to the Trustee, to:

Wilmington Trust, National Association

1100 North Market Street

Wilmington, Delaware 19890

Attention: Corporate Trust Administration – CEG Voting Trust

E-mail: mbochanski@wilmingtontrust.com

The Trustee shall send to CEG a copy of all notices, announcements, proxies and other communications furnished to it by the Company with respect to the Deposited Shares.

29.            Amendments. This Agreement may be amended or modified by a written instrument executed by CEG and the Trustee; provided, that the prior written consent of the Company shall be required for any such amendment that would reasonably be expected to cause the Company to violate the NYSE Voting Rights Policy. The parties hereto acknowledge and agree that the Company and the Secured Parties are intended third-party beneficiaries of, and shall be entitled to enforce this Section 29 and Section 35. To the extent the Company or CEG reasonably determines that this Agreement should be amended or modified in order to better reflect the intent of this Agreement (including, as applicable, to cause the total voting power that CEG holds with respect to the outstanding Voting Securities of the Company to equal the Hypothetical Baseline Voting Power), each of the Company, CEG and the Trustee shall cooperate and negotiate in good faith to make, and shall implement in form and substance reasonably agreed and acceptable to the Company, CEG and the Trustee, any such amendment or modification hereto. Without limiting the foregoing, to the extent the Company reasonably objects to any of CEG’s calculations hereunder, then upon written notice and demand therefor by the Company to CEG, CEG and the Company shall negotiate in good faith to reasonably reconcile and address any such objections to the reasonable satisfaction of both CEG and the Company.

30.            Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without giving effect to conflicts of laws (whether of the State of Delaware or any other jurisdiction). Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court declines jurisdiction, the United States District Court for the District of Delaware), in each case, sitting in the city of Wilmington, Delaware, and appellate courts thereof, for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such action suit or proceeding brought in any such court, and such parties agree not to plead or claim the same, and agree that service of process upon such party in any such action, suit or proceeding shall be effective if notice is given in accordance with Section 28.

31.            Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

32.            Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof, without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is an unenforceable, invalid, contrary to applicable law or inequitable remedy for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that any party hereto otherwise has an adequate remedy at law.

33.            Third-Party Beneficiaries. This Agreement shall inure solely to the benefit of each party hereto and, except as set forth in Section 29, is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that the parties hereto acknowledge and agree that the Company is an intended third-party beneficiary of, and shall be entitled to enforce, Section 11(c), Section 12(d), this proviso and any provisions hereof the enforcement of which would be reasonably necessary to ensure compliance by the Company with the NYSE Voting Rights Policy, as if it were a party hereto (for the avoidance of doubt, subject to the terms hereof).

34.            Relationship of Parties. The Voting Trust created by this Agreement is established as a trust under Delaware law and is not intended to be, and shall not be deemed to be, and shall not be treated, as a general partnership, limited partnership, joint venture, corporation or joint stock company or association. The relationship of CEG to the Trustee shall be solely that of stockholder and beneficiary of the Voting Trust created by this Agreement and their rights shall be limited to those conferred upon it by this Agreement.

35.            Security Agreement. This Agreement is subject to the terms and provisions of the Security Agreement. In the event of a conflict between the terms hereof and the terms of the Security Agreement, the terms of the Security Agreement shall govern and control; provided, however, that with respect to any conflict relating to the Trustee’s duties, obligations, liabilities or indemnities hereunder, the terms of this Agreement shall govern and control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

CLEARWAY ENERGY GROUP LLC

By:	/s/ Craig Cornelius
Name:	Craig Cornelius
Title:	President and Chief Executive Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael Bochanski Jr.
Name:	Michael Bochanski Jr.
Title:	Vice President

EXHIBIT A

Form of Transfer Notice

[Date]

[Wilmington Trust, National Association

1100 North Market Street

Wilmington, Delaware 19890

Attention: Corporate Trust Administration – CEG Voting Trust]

Re: Transfer Notice pursuant to Voting Trust Agreement dated as of April 29, 2026

Ladies and Gentlemen:

Reference is made to the Voting Trust Agreement, dated as of April 29, 2026 (the “Agreement"), by and between Clearway Energy Group LLC, a Delaware limited liability company (“CEG”), and Wilmington Trust, National Association, a national banking association, as voting trustee thereunder (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. This notice constitutes a Transfer Notice pursuant to Section 11(b) of the Agreement.

I. Transfer Details

CEG hereby directs the Trustee to Transfer the following Deposited Shares in accordance with the Agreement:

Number of Deposited Shares to be Transferred:	[ ] shares of [Class B Common Stock]
Transferee Name:
Transferee Address:
Transfer Date:

II. Certification of Applicable Transfer Condition

CEG hereby certifies that the following condition(s) to Transfer set forth in Section 11(a) of the Agreement have been satisfied (check all that apply):

☐	Section 11(a)(i)(x): The Deposited Shares are being Transferred in a bona fide transaction to a Person that is not a CEG Related Person.

☐	Section 11(a)(i)(y): The Deposited Shares are being Transferred in a Permitted Financing Transfer.

☐	Section 11(a)(i)(z): The Deposited Shares are being Transferred pursuant to a foreclosure or other process as a result of which a lender or agent in respect of a Permitted Financing Transfer is taking or Transferring title to, or otherwise acquiring (or effecting the Transfer of) ownership of, directly or indirectly, such Deposited Shares pledged pursuant to a Permitted Financing Transfer, including through a bankruptcy or other operation of law.

☐	Section 11(a)(ii): The Deposited Shares are being Transferred to a CEG Related Person.[1]

☐	Section 11(a)(iii): The Deposited Shares are being tendered pursuant to a tender offer made to all holders of the same class or series of securities as such Deposited Shares, and CEG has elected to tender such Deposited Shares in accordance with the terms of such tender offer.

☐	Section 11(a)(iv): The Deposited Shares are being tendered pursuant to an exchange offer made to all holders of the same class or series of securities as such Deposited Shares, and CEG has elected to tender such Deposited Shares in accordance with the terms of such exchange offer.

☐	Section 11(a)(v): CEG has delivered to the Company and Clearway LLC an Election of Exchange (as defined in the Exchange Agreement) exercising its right, pursuant to the Exchange Agreement, to effect a Specified Exchange.

☐	Section 11(a)(vi): The Deposited Shares are being acquired by [the Company][Clearway LLC].

III. Registration and Transfer Instructions

CEG hereby instructs the Trustee to take all actions necessary, and to deliver all such instructions, instruments and documents as may be required, to promptly (but in no event later than two (2) Business Days following delivery of this Transfer Notice) cause the Transfer of the Deposited Shares identified herein in accordance with the following written instructions and to promptly transfer legal title to the Deposited Shares to the transferee, including, if applicable, by causing the Deposited Shares to be registered in book-entry form in the name of the transferee on the stockholder register of the Company, in each case (other than with respect to a Transfer effected pursuant to Section 11(a)(ii) of the Agreement), free and clear of any legend or other notation referencing the Voting Trust or the Agreement.

Name for Registration:
Address:
Tax Identification Number:
Contact Person:
Contact Telephone:
Contact Email:
Special Instructions (if any):

1 In connection with such Transfer, (A) the Deposited Shares shall be retained by the Trustee in the Voting Trust for the benefit of such CEG Related Person and shall continue to constitute “Deposited Shares” subject to all terms of the Agreement, (B) such CEG Related Person shall execute and deliver to the Trustee a counterpart of the Agreement or a joinder or other written instrument in form and substance reasonably satisfactory to the Trustee pursuant to which such CEG Related Person agrees to be bound by all of the terms of the Agreement as though it had been originally a party thereto as a beneficiary of such Deposited Shares, and (C) all other actions necessary to effectuate the substitution of such CEG Related Person for CEG as the beneficiary of such Deposited Shares under the Agreement and the Voting Trust shall have been taken.

IV. Acknowledgments

CEG acknowledges that this Transfer Notice shall be determinative as to all matters of fact, including whether the conditions to Transfer set forth in Section 11(a) of the Agreement are satisfied, and the Trustee shall be entitled to conclusively rely without investigation on this Transfer Notice and any other written notice, document, instruction or request delivered by CEG with respect to the Transfer that the Trustee reasonably and in good faith believes to be genuine and to have been signed by an Authorized Representative of CEG.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Transfer Notice to be executed and delivered by an Authorized Representative of CEG as of the date first written above.

CLEARWAY ENERGY GROUP LLC

By:
Name:
Title:

EXHIBIT B-3

Form of Written Direction

[Form to be provided by CEG or the Company, provided that any alternative form contains substantially all information in the table below]

Example for reference purposes only:

[date]

Wilmington Trust, National Association

[Corporate Client Services

1100 N. Market Street

Wilmington, DE 19890]

Attention: [name]

Re: Trust Account No.: [##], [trust account name]

Ladies and Gentlemen:

Reference is made to the Voting Trust Agreement, dated as of April 29, 2026 (the “Agreement”), between Clearway Energy Group LLC, a Delaware limited liability company (“CEG”), and Wilmington Trust, National Association, a national banking association (“WTNA”), as voting trustee thereunder (the “Trustee”). Capitalized terms defined in the Agreement shall have the same meanings when used herein. This letter is a Written Direction referred to in Section [___] of the Agreement.

[Clearway Energy, Inc. hereby instructs the Trustee to vote the Deposited Shares in accordance with the following proportion as the votes cast by all holders of Voting Securities of the Company entitled to vote thereon:]

[CEG hereby instructs the Trustee to transfer the Deposited Shares in the amounts, and to the account(s), as follows:

Amount:
Beneficiary Bank Name:
Beneficiary Bank Address Line 1:
Beneficiary Bank Address Line 2:
Beneficiary Bank Address Line 3:
ABA#:
SWIFT#:
Beneficiary Account Title:
Beneficiary Account No./IBAN:
Beneficiary Address Line 1:
Beneficiary Address Line 2:
Beneficiary Address Line 3:
Additional Information:

[Clearway Energy, Inc.][Clearway Energy Group LLC]

By:
Name:
Title:
Date:

1.1.          Delivery and Authentication of Written Direction.

(a)            The Written Direction must include the name and signature of the person delivering the disbursement request to the Trustee. The Trustee will check that the name and signature of the person identified on the Written Direction appears to be the same as the name and signature of an Authorized Representative of such party. Upon receipt of the Written Direction and verification of signature as set forth in Section 1.1(a) above, the Trustee shall follow internal policies and procedures for confirming the validity or authenticity of funds transfer instructions, which may include a telephone call to an Authorized Representative of the party purporting to deliver the Written Direction (which Authorized Representative may be the same as the Authorized Representative who delivered the Written Direction) at any telephone number for such Authorized Representative as set forth on Exhibit B-1 or Exhibit B-2 to obtain oral confirmation of delivery of the Written Direction.

(b)            Each party acknowledges and agrees that given its particular circumstances, including the nature of its business, the size, type and frequency of its instructions, transactions and files, internal procedures and systems, the alternative security procedures offered by the Trustee and the security procedures in general use by other customers and banks similarly situated, the security procedures set forth in this Section 1.1 are a commercially reasonable method of verifying the authenticity of a payment order in a Written Direction.

(c)            The Trustee is authorized to execute, and each party expressly agrees to be bound by any payment order in a Written Direction issued in its name (and associated funds transfer) (i) that is accepted by the Trustee in accordance with the security procedures set forth in this Section 1.1, whether or not authorized by such party and/or (ii) that is authorized by or on behalf of such party or for which such party is otherwise bound under the law of agency, whether or not the security procedures set forth in this Section 1.1 were followed, and to debit the Trust Account for the amount of the payment order. Notwithstanding anything else, the Trustee shall be deemed to have acted in good faith and without gross negligence or willful misconduct if the Trustee is authorized to execute the payment order under this Section 1.1. Any action taken by the Trustee pursuant to this Section 1.1 prior to the Trustee’s actual receipt and acknowledgement of a notice of revocation, cancellation or amendment of a Written Direction shall not be affected by such notice of revocation, cancellation or amendment of a Written Direction.

(d)            The security procedures set forth in this Section 1.1 are intended to verify the authenticity of payment orders provided to the Trustee and are not designed to, and do not, detect errors in the transmission or content of any payment order. The Trustee is not responsible for detecting an error in the payment order, regardless of whether either party believes the error was apparent.

(e)            When instructed to credit or pay a party by both name and a unique numeric or alpha-numeric identifier (e.g. ABA number or account number), the Trustee, and any other banks participating in the funds transfer, may rely solely on the unique identifier, even if it identifies a party different than the party named. Each party agrees to be bound by the rules of any funds transfer network used in connection with any payment order accepted by the Trustee hereunder.

(f)            The Trustee shall not be obliged to make any payment requested under this Agreement if it is unable to validate the authenticity of the request by the security procedures set forth in this Section 1.1. The Trustee’s inability to confirm a payment order may result in a delay or failure to act on that payment order. Notwithstanding anything else in this Agreement, the Trustee shall not be required to treat a payment order as having been received until the Trustee has authenticated it pursuant to the security procedures in this Section 1.1 and shall not be liable or responsible for any losses arising in relation to such delay or failure to act.

EXHIBIT C

Form of Deposited Share Release Notice

[Date]

[Wilmington Trust, National Association

1100 North Market Street

Wilmington, Delaware 19890

Attention: Corporate Trust Administration – CEG Voting Trust]

Re: Deposited Share Release Notice pursuant to Voting Trust Agreement dated as of April 29, 2026

Ladies and Gentlemen:

Reference is made to the Voting Trust Agreement, dated as of April 29, 2026 (the “Agreement"), by and between Clearway Energy Group LLC, a Delaware limited liability company (“CEG”), and Wilmington Trust, National Association, a national banking association, as voting trustee thereunder (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. This notice constitutes [an SSI Release Notice][an SCA Release Notice][a Specified Exchange Release Notice] pursuant to Section 12[(a)][(b)][(c)] of the Agreement.

I. Description of Triggering Event

[If an SSI Release Notice:]

CEG hereby advises the Trustee that the Company has issued shares of Class C Common Stock (other than to CEG or a CEG Related Person) as follows:

Date of Specified Share Issuance:
Number of shares of Class C Common Stock issued:
Description of Specified Share Issuance:

[If an SCA Release Notice:]

CEG hereby advises the Trustee that the Company has [issued shares of Voting Securities (other than Class C Common Stock) (other than to CEG or a CEG Related Person)][taken a corporate action affecting the total voting power of CEG relative to the other stockholders of the Company], as follows:

Date of Specified Corporate Action:
Description of Specified Corporate Action:
Number and class of Voting Securities issued (if applicable):

[If a Specified Exchange Release Notice:]

CEG hereby advises the Trustee that CEG has effected a Specified Exchange pursuant to the Exchange Agreement, as follows:

Date of Specified Exchange:
Number of Class B Units surrendered by CEG:
Number of shares of Class C Common Stock to be delivered to CEG:

II. Direction to Effect Deposited Share Release

CEG hereby directs the Trustee to effect the applicable Deposited Share Release in accordance with Section 12 of the Agreement. Set forth below is the number of Deposited Shares to be released to CEG, which number has been calculated by CEG in accordance with Section 12[(a)][(b)][(c)] of the Agreement:

Class of Deposited Shares to be released:	[Class B Common Stock]
Number of Deposited Shares to be released:

III. Registration Instructions

CEG hereby instructs the Trustee to take all actions necessary, and to deliver all such instructions, instruments and documents as may be required, to effect the Deposited Share Release in accordance with this Deposited Share Release Notice and Section 12 of the Agreement, including causing the Deposited Shares to be released to be registered in book-entry form in the name of CEG (or its nominee) on the stockholder register of the Company, free and clear of any legend or other notation referencing the Voting Trust or the Agreement, as follows:

Name for Registration:	[Clearway Energy Group LLC]
Address:
Tax Identification Number:
Contact Person:
Contact Telephone:
Contact Email:
Special Instructions (if any):

IV. Acknowledgments

CEG acknowledges that (i) this Deposited Share Release Notice shall be determinative as to all matters of fact, including with respect to the calculation of the number of Deposited Shares to be released, (ii) the Trustee shall be entitled to conclusively rely without investigation on this Deposited Share Release Notice and any other written notice, document, instruction or request delivered by CEG with respect to such Deposited Share Release that the Trustee reasonably and in good faith believes to be genuine and to have been signed by an Authorized Representative of CEG and (iii) the Trustee shall have no duty or obligation to make any calculations in connection with the Deposited Share Release contemplated by this Deposited Share Release Notice.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Deposited Share Release Notice to be executed and delivered by an Authorized Representative of CEG as of the date first written above.

CLEARWAY ENERGY GROUP LLC

By:
Name:
Title:

EXHIBIT D

SSI Deposited Share Releases

The aggregate number of Deposited Shares, if any, to be released from the Voting Trust to CEG in connection with all SSI Deposited Share Releases shall equal the number of shares calculated from the following formula, a worked example of which is attached hereto as Annex A:

Aggregate Number of Deposited Shares Released	=	(0.0099 x (B + (0.01 x D))) x A x I
(A + (0.01 x C)) x ((A + (0.01 * C)) + 0.01 * I)

where:

“I” is the aggregate number of shares of Class C Common Stock issued in Specified Share Issuances;

“A” is the number of shares of Class A Common Stock outstanding as of immediately prior to the Effective Time;

“B” is the number of shares of Class B Common Stock outstanding as of immediately prior to the Effective Time;

“C” is the number of shares of Class C Common Stock outstanding as of immediately prior to the Effective Time; and

“D” is the number of shares of Class D Common Stock outstanding as of immediately prior to the Effective Time.

For the avoidance of doubt, the number of Deposited Shares to be released from the Voting Trust to CEG in connection with any given SSI Deposited Share Release shall equal (i) the number of shares calculated pursuant to the foregoing formula, minus (ii) the aggregate number of shares released from the Voting Trust to CEG in connection with all prior SSI Deposited Share Releases.